EXHIBIT 3.3

ARTICLES OF INCORPORATION

Of CONVENTION ALL SERVICES, INC.

TO: Jim Edgar, Secretary of State

I/we, the incorporator(s), being one or more natural persons of the age of twenty-one years or more or a corporation for the purpose of forming a corporation under “The Business Corporation Act” of the State of Illinois, do hereby adopt the following Articles of Incorporation:

ARTICLE ONE	The name of the corporation is: Convention All Services, Inc.

ARTICLE TWO	The name and address of the initial registered agent and registerd office are:

Registered Agent            Thomas S. Cassell
First Name  Middle Name  Last Name

Registered Office           205 Fairbanks                               ________________
Number  Street  (do not use P.O. box) Suite

Addison 60101 DuPage__________________________
City  Zip Code   County

ARTICLE THREE	The duration of the corporation is X perpetual OR ____________ years.

ARTICLE FOUR	The purposes for which the corporation is organized are:

To engage in any lawful act or activity for which a corporation may be organized under the Illinois Business Corporation Act of 1983.

ARTICLE FIVE	Paragraph 1: The number of shares which the corporation shall be authorized to issue, itemized by class, series and par value, if any is

Class	Series	Par Value per share	Number of Shares Authorized
Common	None	$1.00	1,000

Paragraph 2: The references, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:

None

ARTICLE SIX
The number of shares which the corporation proposes to issue without further report to the Secretary of State, itemized by class, series, and par value, if any, and the consideration to be received by the corporation therefore (expressed in dollars) are:

Class	Series	Par Value per share	Number of Shares to be Issued	Total Consideration to be received therefor
Common	None	$1.00	100	$ 10,000
			Total	$ 10,000

ARTICLE SEVEN	The corporation will not commence business until at least one thousand dollars has been received as consideration for the issuance of shares.

ARTICLE EIGHT	The number of directors to be elected at the first meeting of the shareholders is 2 .

ARTICLE NINE	(Complete Either A or B)

☒
A.    All the property of the corporation is to be located in this State, and all of its business is to be transacted at or from places of business in this State, or the incorporator(s) elect to pay the initial franchise tax on the basis of the entire consideration to be received for the issuance of shares.

☐	B. Paragraph 1: It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be: $_________.

Paragraph 2: It is estimated that the value of the property to be located within the State of Illinois during the following year will be: $_________.

Paragraph 3: It is estimated that the gross amount of business which will be transacted by the corporation during the following year will be: $_________.

Paragraph 4: It is estimated that the gross amount of business which will be transacted at or from places of business in the State of Illinois during the following year will be:       $_________.

I/We, the incorporator(s) declare that I/we have examined the foregoing Articles of Incorporation and that the statements contained therein are, to the best of my/our knowledge and belief, true, correct and complete.

Executed this   18th   day of   December       , 1985.

(Signatures must be in ink. Carbon copy, Xerox or rubber stamp signatures are not acceptable.)

NOTE: If a corporation acts as Incorporator, the name of the corporation and the state of incorporation shall be shown and the execution must be by its President or Vice President and verified by him, and the corporate seal shall be affixed and attested by its Secretary or an Assistant Secretary.

	Signature and Names	Post Office Address

1.	/s/ Thomas P. Cassell	3701 Commercial Avenue
	Signature	Street

	Thomas P. Cassell	Northbrook, Illinois 60062
	Name (Please Print)	City/Town State Zip